Exhibit 10.3

BOTTOMLINE TECHNOLOGIES (DE), INC.

Restricted Stock Agreement

Granted Under 2000 Stock Incentive Plan

AGREEMENT made December 2, 2005, between Bottomline Technologies (de), Inc., a Delaware corporation (the “Company”), and Peter S. Fortune (the “Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Purchase of Shares.

In consideration of services rendered to the Company by the Participant, the Company shall issue to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2000 Stock Incentive Plan (the “Plan”), 68,000 shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”). The Company will pay the purchase price of $.001 per Share on behalf of the Participant. The Shares will be held in book entry by the Company’s transfer agent in the name of the Participant for that number of Shares issued to the Participant. The Participant agrees that the Shares shall be subject to the forfeiture provisions set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.	Vesting.

(a) In the event that the Participant ceases to be an employee, officer or director of, or advisor or consultant to, the Company or any parent or subsidiary of the Company for any reason or no reason, with or without cause, prior to August 26, 2009, any Unvested Shares (as defined below) shall be forfeited immediately and automatically to the Company in exchange for the lower of: (i) $.001 per Share, or (ii) Fair Market Value per Share. Notwithstanding anything herein to the contrary, if the Shares do not vest on or before the occurrence of one or more of the events set forth in this Section 2 or as otherwise provided in any other agreement with the Company related to such matters, the Shares shall automatically be forfeited to the Company in exchange for the lower of: (i) $.001 per Share, or (ii) Fair Market Value per Share. The aggregate amount to be paid for by the Company to the Participant upon forfeiture of the Shares shall be referred to herein as the “Forfeiture Amount”.

(b) “Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage at the time the Shares are forfeited. Except as provided in paragraph (c) of this Section 2 or in the Plan, the “Applicable Percentage” shall be (i) 100% during the period ending on August 25, 2006, (ii) 75% less 6.25% for each three months that Participant is an employee, officer or director of, or advisor or consultant to, the Company or any parent or subsidiary of the Company from and after August 26, 2006 and (iii) 0% on or after August 26, 2009.

(c) Notwithstanding the foregoing, in the event that the Participant’s employment, office, or directorship with, or consultancy to, the Company is terminated by reason of the Participant’s death or Disability (as defined below), the “Applicable Percentage”

shall immediately and thereafter be 0%. For purposes of this paragraph (c), “Disability” means that the Participant becomes disabled such that the Participant is qualified for long-term disability by the Company’s then long-term disability insurance provider.

(d) For purposes of this Agreement, employment, office, or directorship with, or consultancy to, the Company shall include employment, office, or directorship with, or consultancy to, any affiliate of the Company.

(e) The Forfeiture Amount may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Participant to the Company or in cash (by check) or both.

(f) The Participant shall, upon the execution of this Agreement, execute a Joint Election with the Company (or an affiliate). The Joint Election shall be delivered to the Secretary of the Company. As used herein, “Joint Election” means an election (in the form set out in Attachment A) to the effect that the Participant will become liable, so far as permissible by law, for the whole of any secondary Class 1 national insurance contributions which may arise in connection with the Shares.

3.	Automatic Sale Upon Vesting.

(a) Upon any reduction in the Applicable Percentage, the Company shall sell, or arrange for the sale of, such number of the Shares no longer subject to forfeiture under Section 2 as a result of such reduction in the Applicable Percentage as is sufficient to generate net proceeds sufficient to satisfy any federal, national, foreign, state or local taxes of any kind (including national insurance and other social security contributions) required by law to be withheld by the Company or any affiliate, or which the Participant has elected or agreed to bear, as a result of the reduction in the Applicable Percentage, and the Company shall retain such net proceeds in satisfaction of such tax obligations.

(b) The Participant hereby appoints the President and the Secretary of the Company, and each of them acting singly, his or her attorney in fact, to sell the Participant’s Shares in accordance with this Section 3. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Section 3.

(c) The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Common Stock pursuant to this Section 3, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

4.	Restrictions on Transfer.

(a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, until such Shares have vested, except that the Participant may transfer such

Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4 and the forfeiture provisions contained in Section 2) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan and except as otherwise provided herein, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.

(b) The Company shall not be required (i) to transfer on its books any of the Shares which have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such Shares or to pay dividends to any transferee to whom such Shares have been transferred in violation of any of the provisions of this Agreement.

5.	Restrictive Legends.

All Shares subject to this Agreement shall be subject to the following restriction, in addition to any other restrictions that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

6.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

7.	[Reserved].

8.	Withholding Taxes.

(a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, national, foreign, state or local taxes of any kind (including national insurance and other social security contributions) required by law to be withheld, or which the Participant has elected or agreed to bear, with respect to the issuance of the Shares to the Participant or the lapse of the forfeiture provisions.

(b) The Participant has reviewed with the Participant’s own tax advisors the federal, national, foreign, state and local tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax and national insurance liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

9.	Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being granted the Shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b) No Rights to Further Issuance, etc. The issuance of shares under the Plan is made at the discretion of the Board and the Plan may be suspended or terminated by the Company at any time. The issuance of shares in one year or at one time does not in any way entitle the Participant to an issuance of shares in the future. The Plan is wholly discretionary and is not to be considered part of the Participant’s normal or expected compensation subject to severance, resignation, redundancy or similar compensation. The value of the Shares is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract. The rights and obligations of the Participant under the terms of his office or employment with the Company or any affiliate of the Company shall not be affected by his participation in the Plan or any right which he may have to participate therein or the issuance of the Shares, and the Participant hereby waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reasons whatsoever (whether lawful or unlawful and including, without prejudice to the generality of the foregoing, in circumstances giving rise to a claim for wrongful dismissal) insofar as those rights arise or may arise from his ceasing to have rights under this Agreement or the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(f) Notice. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at 325 Corporate Drive, Portsmouth, New Hampshire 03801 (Attention: President). Each notice to the Participant shall be addressed to the Participant at the Participant’s last known address.

(g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(h) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(i) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(j) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(k) Data Protection. The Participant agrees to the receipt, holding and processing of information in connection with the issuance, vesting and taxation of the Shares and the general administration of this Agreement and the Plan by the Company or any affiliate of the Company and any of their advisers or agents and to the transmission of such information outside of the European Economic Area for this purpose.

(l) Third Party Rights. The UK Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than parties hereto shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

(m) Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Compensation Committee of the Board of Directors of the Company shall be final and conclusive.

(n) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

(o) Delivery of Certificates. Subject to Section 3, the Participant may request that the Company deliver the Shares in certificated form with respect to any Shares that have ceased to be subject to forfeiture pursuant to Section 2.

[Remaining of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BOTTOMLINE TECHNOLOGIES (DE), INC.

By:	/s/ Kevin Donovan
	Name:	Kevin Donovan
	Title:	Chief Financial Officer

/s/ Peter Fortune
Peter S. Fortune

Address:

Attachment A

Election to transfer National Insurance Liability

UK Employees Only

Introduction

As an employee or director of an Associated Company of Bottomline Technologies (de), Inc., you are eligible to participate in both the Bottomline Technologies (de), Inc. (the “Company”) Amended & Restated 1997 Stock Plan and the 2000 Stock Incentive Plan (the “Plans”). You will be subject to income tax and employees national insurance contributions on any Relevant Employment Income (as defined below) that arises under or in connection with any options or restricted stock which are granted, issued or delivered to you under these Plans, the terms of which are incorporated herein.

“Relevant Employment Income” means (i) any amount that counts as employment income under section 426 of the Income Tax (Earnings and Pensions) Act 2003, (ii) any amount that counts as employment income under section 438 of the Income Tax (Earnings and Pensions) Act 2003, and (iii) any gain that is treated as remuneration by virtue of section 4(4)(a) of the Social Security Contributions and Benefits Act 1992.

“Associated Company” means an associated company of the Company within the meaning that expression bears in section 416 of the Income and Corporation Taxes Act 1988.

Participation in the Plan is subject to you agreeing to enter into this election pursuant to paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 whereby the Company and any Associated Company (as defined below) transfers to you the whole of any liability to pay any secondary Class 1 national insurance contributions (“Secondary Contributions”) arising in connection with any Relevant Employment Income. Accordingly, and by signing the declaration contained in this election, you agree that you will be liable to pay the whole of any Secondary Contributions in respect of or in relation to any Relevant Employment Income.

The terms of this election shall be subject to the approval of the HM Revenue & Customs.

The Terms of the Election

This election relates to the following shares (the “Shares”): -

Type of Award (Option or Restricted Stock)	Number of Shares	Grant/Award Date	Option Exercise Price/Restricted Stock Purchase Price
Restricted Stock	68,000	December 2, 2005	$0.001

1.	You and the Company jointly elect that the whole of the Secondary Contributions arising in connection with any Relevant Employment Income in respect of the Shares is hereby transferred from the Company and any Associated Company to you.

2.	You shall notify the Company within three working days of any Relevant Employment Income arising in respect of the Shares. You hereby agree to make such notification regardless of whether the Relevant Employment Income in respect of the Shares arises after you have ceased to be employed by the Company or at any time when you are no longer resident in the United Kingdom.

3.	The Secondary Contributions will be paid to the Company or an Associated Company within 7 days from the end of the income tax month (beginning on the 6th of the calendar month and ending on the 5th of the calendar month) in which the Relevant Employment Income arises.

4.	You hereby authorize the Company or an Associated Company or their agent or broker to collect the Secondary Contributions in one or more of the following ways as determined by the Company or an Associated Company or their agent or broker:-

(i) by deduction from your salary or any other money which may be due to you; or

(ii) by you providing the Company with the amount (in clear funds) of the Secondary Contributions which are due (you shall pay the said amount by cheque, bank transfer or by any other method that you and the Company agree to be appropriate at the relevant time); or

(iii) by you authorizing the Company or its authorised agent to withhold and sell a sufficient number of the Shares to cover all or any part of the Secondary Contributions.

Payment of the Secondary Contributions as described in Paragraph 4(i) or 4(ii) above must be made within the deadline specified in Paragraph 3 above.

5.

Where payment is due from the Company or an Associated Company for the transfer, assignment or release of any Shares or share options, you authorise a deduction of the Secondary Contributions sufficient to cover the liability from such payment. Where any agreement is made between you and a third party for the transfer, assignment or release of any Shares or share options, and payment is due to be made from a third party, you will inform the Company of such a payment prior to such payment and authorize the third party to take whatever action is necessary to withhold an amount sufficient to cover the Secondary Contributions due. As soon as the Company is advised of the payment, the Company undertakes to advise HM Revenue & Customs how the Secondary Contributions will be collected and paid over to HM Revenue & Customs. Such amount will be paid to the Company within 7 days of the transfer, assignment or release of the Shares or share options.

6.	The Company or an Associated Company shall keep such records and make such notifications or reporting in respect of the Secondary Contributions as shall be required by the United Kingdom legislation in force from time to time.

7.	This election shall continue in full force and effect in the event that you leave the Company or an Associated Company. Subject to paragraph 8 below, this election shall continue in full force and effect for such period as the Company or an Associated Company would have been responsible for the Secondary Contributions but for this Election.

8.	This joint election shall cease to have effect in the event that: -

(i)	it is revoked jointly by both parties;

(ii)	the Company gives you notice that it shall terminate;

(iii)	the Board of HM Revenue & Customs serves notice upon the Company that approval for the election has been withdrawn; or

(iv)	the terms of the joint election being satisfied in full.

Declaration

I hereby agree to be bound by the terms detailed in paragraphs 1 to 8 of this election and in particular acknowledge that by signing this election, I am consenting to: -

1.	accept liability for and to pay the whole of any Secondary Contributions which may be payable in connection with any Relevant Employment Income in respect of the Shares; and

2.	the Company or an Associated Company deducting some or all of the Secondary Contributions from my salary or other payment due to me.

Peter Fortune	Date

Declaration

The Company hereby agrees to be bound by the terms detailed in paragraphs 1 to 8 of this election and in particular acknowledges that by signing this election, it is consenting to: -

1.	ensure that proper procedures are in place to collect any Secondary Contributions which may be payable in connection with any Relevant Employment Income in respect of the Shares; and

2.	ensure that payment is made to the Collector of Taxes by no later than 14 days after the end of the tax month in which the Relevant Employment Income arises.

Signed for and on behalf of Bottomline Technologies (de), Inc.

Joseph L. Mullen	Date

Chief Executive Officer